Exhibit 11



                        COMPUTATION OF EARNINGS PER SHARE



                                                           Nine Months Ended June 30
                                                           1997                 1996

Weighted average shares outstanding
         Common stock                                    3,234,643           3,170,540
         Common stock equivalents                          233,596             164,340
                                                     -------------          ----------


Weighted average common shares and
     equivalents                                         3,468,239           3,334,880


Net income                                             $ 1,552,662         $ 1,051,000
                                                     =============          ==========

Net income per share (1)                                     $0.45               $0.32
                                                     =============          ==========



     (1) There is no difference between primary and fully diluted net income per share.